Otter Tail Corporation
Executive Annual Incentive Plan
February 10, 2026

BACKGROUND
The Compensation and Human Capital Management Committee (hereinafter the “Compensation Committee”) of Otter Tail Corporation (the “Corporation”) has established the Executive Annual Incentive Plan (the “Plan”) to reward top Corporate executives (“Participants”) who are directly involved in ensuring that the Corporation reaches its performance objectives. The key objectives of the Plan are to focus the Participants’ attention on the Corporation’s operating results to ensure that the Corporation will achieve its desired results currently and in the future.
ELIGIBILITY
Participants include the executive officers of the Corporation as named by the President and Chief Executive Officer and approved by the Compensation Committee of the Board of Directors. Participants who terminate employment for reasons other than death, disability, retirement or transfer to a Corporation subsidiary before the end of a Plan Year will not receive payments under this Plan for the Plan Year, unless otherwise provided in the terms of any employment agreement between the Corporation and the Participant.
In the event a Participant dies, terminates employment due to disability (as determined under any long term disability program then maintained by the Corporation or any of its affiliates that is applicable to the Participant, retires (voluntarily resigns at or after the earlier of (i) age 62 or (ii) qualifying for normal or early retirement under any retirement plan of the Corporation that is applicable to the Participant) or transfers to a subsidiary during a Plan Year, then the Participant shall be entitled to receive a payout for the Plan Year in which the termination or transfer occurs based on performance through the end of the Plan Year, prorated based on the number of days in the Plan Year up to and including the date of termination or transfer. Prorated annual incentive payments will be paid to the estates of Participants who die during a Plan Year for which a Plan payment is made, following the end of the Plan year at such time payment is made to other Plan Participants.
DEFINITIONS
Base Pay is the annualized base amount paid to Participants as of December 31 of the current Plan Year or, in the case of termination or transfer during the Plan Year, the date of termination or transfer. Base Pay includes amounts deferred under Section 401(k) of the Internal Revenue Code, salary reduction amounts under Section 125 of the Internal Revenue Code, and amounts deferred under any deferred compensation program sponsored by the Corporation. Base Pay does not include incentive payments, moving expenses, expense reimbursements, imputed income or any similar amounts.
Plan Year is the calendar year.

Target Annual Incentive is the percentage of Base Pay payable if performance is achieved at the stated target level. The Target Annual Incentive levels will be set for each Participant and approved by the Compensation Committee
CASH ANNUAL INCENTIVE
The Participant’s Target Annual Incentive will be based on competitive market practice, internal equity needs and the Corporation’s philosophy of pay for performance.
Earning the Target Annual Incentive payout is dependent upon achieving one or more performance goals and such other performance criteria identified for each Participant by the Compensation Committee and as described further in the Exhibits attached hereto and incorporated herein. Exhibit 2 will be updated annually to establish the metrics on a fiscal year basis.
Financial metrics, which account for 60-80% of a Participant’s Target Annual Incentive, are approved by the Board of Directors and have threshold, target and maximum performance levels. For financial metrics, 50% of the Target Annual Incentive payable is paid if minimum performance level is achieved; 100% of the Target Annual Incentive payable is paid if the target performance level is achieved; and 200% of the Target Annual Incentive payable is paid if the maximum performance level is achieved. For performance between the minimum performance level and the target performance level, the payment amount shall increase at an even rate; similarly, for performance between the target performance level and the maximum performance level, the payment amount shall increase at an even rate.
Individual performance and strategic goals, which account for 10-30% of a Participant’s Target Annual Incentive, are established at the beginning of the year.
Workplace safety accounts for 10% of a Participant’s Target Annual Incentive. The annual cash incentive for safety measures is paid out at 0% or 100%.
People & Culture performance measure is evaluated after the annual cash incentive payout is calculated according to the above measures and can add up to 10% of Target Annual Incentive to the payout. For the People & Culture goal, 0% is paid if target is achieved with up to 10% of bonus target paid at maximum performance.
A Renewable Availability performance measure is evaluated after the annual incentive payout is calculated according to the above measures (besides People & Culture) and can add up to 5% of Target Annual Incentive to the payout. For the Renewable Availability goal, 0% is paid if target is achieved with up to 5% of bonus target paid at maximum performance.
Where more than one performance goal is identified for a Participant, weighting of the goals will be specified and approved by the Compensation Committee.
ADMINISTRATION
The Plan is not funded, and all annual incentive payments will be paid out of the Corporation’s general assets.

Annual incentive payments will be paid in cash, through the appropriate payroll system, as soon as administratively possible after annual performance results are approved by the Compensation Committee, but not later than March 15th. The Corporation will deduct from any Plan payment and transmit to the proper taxing authority, such amount as it may be required to withhold under any applicable federal, state or other law.
All payments made under this Plan are subject to recovery or other penalties pursuant to (i) the Corporation’s Incentive Compensation Recovery Policy; (ii) the Corporation’s Supplemental Incentive Compensation Recovery Policy; (iii) any other recovery or recoupment policy of the Corporation, as may be adopted or amended from time to time, or (iv) any applicable law, rule or regulation or applicable stock exchange rule..
The Compensation Committee retains sole discretion, authority and responsibility to decide all factual and legal questions under the Plan.
MISCELLANEOUS
The terms of this document shall not constitute a term of employment for any Participant, and the Corporation shall not be obligated to continue the Plan. The terms of this document shall not give any Participant the right to be retained in employment with the Corporation.
Payments under this Plan are not considered part of base pay and, except for contributions to the Corporation’s Retirement Savings Plan, will not be considered in any Corporation or subsidiary tax qualified Participant benefit plan. Payments under this Plan will be considered part of Recognized Compensation under the Otter Tail Corporation Retirement Savings Plan, or its successor, and will, therefore, be included in determining the Participant’s Retirement Savings Plan contributions.
AMENDMENT AND TERMINATION
The Plan’s performance goals and payment structure will be reviewed annually and adjusted to reflect current market conditions and Corporation’s needs. The Corporation, by action of the Compensation Committee of the Board of Directors, reserves the right to amend or terminate this Plan at any time.
FOR THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

    /s/ Thomas J. Webb                        February 10, 2026
Thomas J. Webb, Compensation and Human            Date
Capital Management Committee Chair

OTTER TAIL CORPORATION

By:     /s/ Charles S. MacFarlane                    February 10, 2026
Charles S. MacFarlane                    Date
Its: Chief Executive Officer and
     President

Exhibit 1

PERFORMANCE GOAL DEFINITIONS
Adjustment Items means (1) unusual, extraordinary or nonrecurring events; (2) changes in applicable accounting rules or principles or in the Company’s methods of accounting; (3) changes in applicable tax laws or regulations; (4) asset write‑downs; (5) litigation or claim judgments or settlements; (6) changes in tax law affecting reported results; (7) severance, contract termination and other costs related to exiting business activities; (8) acquisitions; (9) gains or losses from the disposition of businesses or assets; (10) gains or losses from the early extinguishment of debt; and (11) other publicly identified one‑time items.
Corporate Earnings per Share (EPS) is diluted earnings per share for the calendar year, as reported in the Corporation’s year‑end financial reports, as adjusted to reflect the Adjustment Items.
Corporate Return on Equity (ROE) is the earnings available for common shares as reported in the Corporation’s annual year‑end financial reports (as adjusted to reflect the Adjustment Items), divided by the 13‑month average of Total Outstanding Common Equity using the 13 months ending at the end of the fiscal year.
OTP Net Income is Otter Tail Power Company’s audited net income as adjusted to reflect the Adjustment Items.
OTP Return on Equity (ROE) is Otter Tail Power Company’s Net Income, divided by the 13‑month average of Total Proprietary Capital as shown in their monthly financial statements using the 13 months ending at the end of the fiscal year.
Total Outstanding Common Equity is equal to the month end common equity balance.
OTHER PERFORMANCE CRITERIA
The portions of a Participant’s annual incentive tied to individual performance and Safety are not intended to qualify as “performance‑based compensation” under Section 162(m) of the Internal Revenue Code.
Individual Performance Goals are established for the participants by the CEO in furtherance of the Corporation’s strategic objectives. The CEO’s goals are established by the Compensation Committee.
Safety is measured against the composite 3‑year weighted average (based on hours worked for each operating company) case rate for the industries of Otter Tail Corporation companies. Varistar is based on comparison to its peer groups, Otter Tail Power is based on comparison to its EEI peer group.

People and Culture is based on a qualitative assessment of the company programs to sustain and enhance an effective workplace, focusing on employee engagement, belonging, recruitment, culture and compliance training, employee development and employee retention.
Renewable Availability is measured as the % of time during the year the company-owned wind farms are mechanically available to generate electricity.
NEGATIVE DISCRETION
The Committee may exercise discretion to reverse any adjustment for one or more Adjustment Items when determining EPS, ROE (Corporate and OTP) and OTP Net Income and Varistar Net Income, but only if the exercise of discretion reduces the Participant’s payout.

Exhibit 2

[omitted]